Exhibit 99.1

BEAM GLOBAL CLOSES ACQUISITION OF EUROPE BASED AMIGA, CREATES BEAM EUROPE

Acquisition Marks Beam Global’s Entry into European Market and Adds Significant Manufacturing, Engineering, and Sales and Marketing Resources

SAN DIEGO, CA – October 24, 2023 – Beam Global, (Nasdaq: BEEM, BEEMW) (“Beam Global” or the “Company”), a leading provider of innovative sustainable products and technologies for electric vehicle (EV) charging, energy storage, energy security and outdoor media, today announced the closing of the acquisition of Europe based Amiga DOO Kraljevo (“Amiga”), an established manufacturer of specialized structures and equipment including street lights, communications and energy infrastructure, whose manufacturing, engineering and sales teams serve municipalities, states and commercial customers in 16 nations.

Acquisition Expands Market Reach, Product Development and Capacity

Beam Global expects that the acquisition of Amiga which will be re-branded as Beam Europe will fast track its growth into the European market. This market offers excellent opportunities for our off-grid, zero construction/electrical work products because:

•	the EU has mandated a transition to zero emission vehicles by 2035;
•	the EU is heavily focused on green and sustainable energy and has committed to a net-zero energy infrastructure by 2050;
•	the war in Ukraine has focused the EU on energy security and home-grown renewable sources; and
•	the historic aging of streets and infrastructure make it more complicated to deploy grid-tied EV charging solutions than is the case in much of the United States.

The Company believes that Beam Global’s current and future suite of products are ideally suited for deployments in the EU because they require no construction or electrical work, are renewably energized and do not rely on the utility grid for electricity. The Company also believes the acquisition will increase barriers to entry for future competition and advance Beam Global’s position as a leader in the green economy.

“Beam Global’s team in the U.S. and in Europe has spent eleven months in due diligence and negotiations to reach the closing of this excellent transaction,” said CEO of Beam Global Desmond Wheatley. “I am confident that we have arrived at a deal which is well priced and structured to ensure that all key players remain engaged and focused on the growth of Beam Europe. We intend to continue the growth of Amiga’s legacy business while aggressively expanding sales in what I believe is the market with the greatest opportunities for our patented, renewably energized EV charging infrastructure and energy storage products. Our new European team has 30 years of experience in manufacturing and selling to excellent customers in 16 nations – just the sort of customers who we believe will require EV charging infrastructure products in the coming months and years. They are fully engaged and already enthusiastically working with our U.S based teams. I am impressed with the quality of education and work ethic possessed by our Beam Europe team. We are entering a new and, in my opinion, most exciting era yet in the Beam Global story.”

Amiga to be Rebranded as Beam Europe

Amiga was founded in 1990, has approximately 210 employees and engineering, product development and manufacturing capabilities, which Beam Global believes are ideally suited to perfect and manufacture the Company’s current products for the European market. Amiga is one of Europe’s leading manufacturers of street lights and is well positioned to bring Beam Global’s patented EV Standard™ to market both in Europe and the U.S. Amiga’s team of qualified engineers will be integrated with Beam Global’s current team, providing a valuable enhancement and acceleration of product development cycles and a reduced requirement for Beam Global to add engineering headcount in the U.S.

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Amiga reported over EUR 8.5M in revenue in 2022, generates positive cash-flows and is growing organically. Beam Global expects the acquisition to be accretive and the Company is planning for significant growth with Beam Europe’s combination of Amiga’s current business and Beam Global’s suite of clean-tech products.

According to Whichcar.com, Europe has approximately 405 million cars compared to approximately 290 million in the U.S. and 319 million in China based on CEIC data. In June of 2022, the European Parliament backed the European Commission’s proposal of zero emissions from new cars and vans by 2035. The EU has committed to reaching net-zero emissions from energy infrastructure by 2050. Beam Global views expansion into the European market as a major opportunity for growth.

About Beam Global

Beam Global is a clean technology leader providing innovative, sustainable products and technologies for electric vehicle (EV) charging, energy storage, energy security and outdoor media. Core platforms include Beam EV ARC™ and Solar Tree® sustainable EV charging systems, Beam AllCell™ high-performance energy storage solutions, energy resiliency and disaster preparedness products and a deep patent library.

Beam EV ARC™ EV charging infrastructure systems support any quality brand EV charging service equipment, and Beam AllCell™ battery solutions power micro-mobility, terrestrial EVs, aviation, maritime and recreational vehicles as well as stationery and energy-security platforms.

Beam develops, patents, designs, engineers and manufactures unique and advanced clean mobility solutions that protect the environment, save customers time and money, empower communities and keep people moving. Based in San Diego and Chicago, the company produces Made-in-America products with the mission to Lead the World to Clean Mobility. Beam Global is listed on Nasdaq under the symbols BEEM and BEEMW. For more information visit BeamForAll.com, LinkedIn, YouTube and Twitter.

Forward-Looking Statements

This Beam Global Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results. These statements relate to future events or future results of operations, including, but not limited to the following statements: statements regarding the acquisition of Amiga, its expected benefits, and the anticipated future financial performance as a result of the acquisition. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Beam Global's actual results to be materially different from these forward-looking statements. Except to the extent required by law, Beam Global expressly disclaims any obligation to update any forward-looking statements.

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